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                                                                    EXHIBIT 99.1

                                O U T S O U R C E

                            I N T E R N A T I O N A L

Outsource International, Inc. Announces Successful Completion of Sale of Business Operations

         DELRAY BEACH, Fla., Feb. 4 /PRNewswire-FirstCall/ --
Outsource International, Inc., (OTC Bulletin Board: OSIX) a leading national provider of human resource services focusing on the flexible industrial staffing market, today announced that it has completed the sale of business operations to Cerberus Outsource SPV, LLC. The new business will continue to be operated under the Tandem(R) trade name.

         The transaction value totaled over $56 million in cash provided and debt assumed, and represents a significant affirmation of the strength of the business and its employees. The new business will be bolstered with $6 million of new equity to support both the current business and future growth. As part of the transaction, the company's liabilities have been reduced by approximately $25 million.

         The executive management team that has led the company through the recent restructuring is remaining with the business. The Board of Directors expresses its appreciation to each of the company's customers, employees and service workers for their perseverance and loyalty. The company's top priority will continue to be providing the best available service to its customers through company-owned offices and franchisees.

         The new business will be named Tandem Staffing Solutions, Inc., which is a wholly owned subsidiary of Cerberus Outsource SPV, LLC, and will continue to operate the Tandem division. Tandem partners with its service workers and industrial employers to provide flexible workforce solutions to maximize client production and profitability. With 120 offices nationwide, Tandem services approximately 3,000 industrial clients on a daily basis with over 18,000 temporary employees.

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SOURCE  Outsource International, Inc.
    -0-                                                       02/04/2002
         /CONTACT: Michael A. Sharp of Tandem Staffing Solutions, Inc., +1-561-454-3507/
         /Web site:  http://www.outsoruceint.com /
         (OSIX)